EXHIBIT 2.1

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 31, 2003, by and among West Corporation, a Delaware corporation ("West"), West Direct, Inc., a Delaware corporation ("WDI"), WD Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of West ("New West"), and each of the stockholders of WDI whose names are set forth on the signature page hereto (the "WDI Stockholders").

     WHEREAS, the parties hereto desire to consummate a merger upon the terms and subject to the conditions set forth herein;

     WHEREAS, the WDI Stockholders hold 100% of the issued and outstanding capital stock of WDI;

     WHEREAS, the parties hereto intend that WDI merge with and into New West and that New West continue as the surviving corporation in such merger (the "Merger"), upon the terms and subject to the conditions set forth herein and in accordance with the laws of the State of Delaware;

     WHEREAS, the Board of Directors of each of West, WDI and New West, by resolution at meetings held on March 31, 2003, have each approved the Merger upon the terms and subject to the conditions set forth herein; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I.

                                     Merger
                                     ------

     Section 1.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (the "DGCL"), WDI shall be merged with and into New West at the Effective Time of Merger (as defined in Section 1.2). Following the Merger, the separate corporate existence of WDI shall cease and New West shall be the surviving corporation and continue its corporate existence under the laws of the State of Delaware.

     Section 1.2 Effective Time of the Merger. The Merger shall become effective at the date and time (the "Effective Time of Merger") when this Agreement or a properly executed certificate of merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The parties hereto shall cause this Agreement or the certificate of merger to be executed and filed as aforesaid upon the satisfaction or waiver of the conditions contained in this Agreement.

     Section 1.3 Effects of Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     Section 1.4 Further Assurances. From time to time, as and when required by New West or by its successors or assigns, there shall be executed and delivered on behalf of WDI such deeds and other instruments, and there shall be taken or caused to be taken by them, all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in New West, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of WDI, and otherwise to carry out the purpose of this Agreement, and the officers and directors of New West are fully authorized in the name and on behalf of WDI or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     Section 1.5 Tax-Free Reorganization. The parties hereto intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the parties hereto will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE II.

           Names, Organizational Documents and Officers and Directors
           ----------------------------------------------------------

     Section 2.1 Name of Surviving Corporation. The name of the surviving corporation in the Merger shall be: "West Direct, Inc."

     Section 2.2 Certificate of Incorporation. The Certificate of Incorporation of New West in effect immediately prior to the Effective Time of Merger shall be the Certificate of Incorporation of the surviving corporation in the Merger after the Effective Time of Merger until amended thereafter as provided therein or by law.

     Section 2.3 By-laws. The By-laws of New West in effect at the Effective Time of Merger shall be the By-laws of the surviving corporation of the Merger after the Effective Time of Merger until amended thereafter as provided therein or by law.

     Section 2.4 Directors. The individuals who are directors of New West immediately prior to the Effective Time of Merger shall serve as directors of New West until the annual meeting of stockholders and thereafter will serve one year terms until the expiration of such term, or their prior resignation, removal or death, subject to the Certificate of Incorporation and By-laws of New West.

     Section 2.5 Officers. The individuals who are the officers of New West immediately prior to the Effective Time of Merger shall be the officers of New West until thereafter they cease to be officers in accordance with the DGCL and the Certificate of Incorporation and By-Laws of New West.


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

                                  ARTICLE III.

                        Conversion and Exchange of Stock
                        --------------------------------

     Section 3.1 Exchange Ratio. At the Effective Time of Merger, by virtue of the Merger and without any action on the part of any holder of common stock, $.01 par value per share, of WDI ("WDI Common Stock") each of the following transactions shall be deemed to occur simultaneously:

     (a) All shares of WDI Common Stock issued and outstanding immediately prior to the Effective Time of Merger which are held by West or any subsidiary of West shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist ("Excluded Shares").

     (b) Subject to Section 3.4, each share of WDI Common Stock issued and outstanding immediately prior to the Effective Time of Merger, other than Excluded Shares, shall be converted into that number of shares (the "Merger Shares") of fully paid and nonassessable shares of common stock, par value $.01 per share, of West ("West Common Stock") determined by dividing by 0.50954 (the "Exchange Ratio"). All of such Merger Shares shall be subject to certain restrictions and vesting requirements as set forth in the Restricted Stock Agreement (as defined in Section 5.4).

     (c) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares, or other similar transaction, with respect to, West Common Stock after the date hereof and prior to the Effective Time of Merger, the Exchange Ratio shall be adjusted accordingly so as to maintain the relative proportionate interests of the holders of WDI Common Stock and the holders of West Common Stock.

     Section 3.2 Exchange of Certificates. (a) As soon as practicable after the Effective Time of Merger, West shall make available, and each holder of WDI Common Stock (other than holders of Excluded Shares) will be entitled to receive, upon surrender to WDI of one or more certificates ("Certificates") representing such stock for cancellation, (i)(A) certificates representing the number of shares of West Common Stock into which such shares are converted in the Merger, and (B) cash in consideration of fractional shares as provided in
Section 3.4 (the consideration in clauses (A) and (B) collectively, the "Share Consideration"), and (ii) after the Effective Time of Merger, if applicable, any dividends or other distributions with respect to West Common Stock to be issued or paid pursuant to Section 3.3.

     (b) In the event that any certificates for any shares of West Common Stock are to be issued in a name other than that in which the Certificates representing shares of WDI Common Stock surrendered in exchange therefor are registered, it shall be a condition of such exchange that the certificate or certificates so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such exchange shall pay to WDI any transfer or other taxes required by reason of the issuance of certificates for such shares of WDI Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of WDI that such tax has been paid or is not applicable.


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

     (c) Until surrendered, Certificates representing shares of WDI Common Stock shall represent solely the right to receive the relevant Share Consideration, and after the Effective Time of Merger, if applicable, any dividends or other distributions with respect to West Common Stock to be issued or paid pursuant to
Section 3.3, in each case, without any interest thereon. If any Certificates representing shares of West Common Stock entitled to payment pursuant to Article III shall not have been surrendered for such payment prior to such date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental entity, such shares of West Common Stock shall, to the extent permitted by applicable law, be deemed to be canceled and no money or other property will be due to the holder thereof. Notwithstanding the foregoing, neither West nor any party hereto shall be liable to a holder of shares of WDI Common Stock for any amount properly delivered to a public official pursuant to any applicable escheat laws.

     Section 3.3 Dividends and Other Distributions. All shares of West Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding on the Effective Time of Merger and whenever a dividend or other distribution is declared by West in respect of the West Common Stock, the record date for which is on or after the Effective Time of Merger, that declaration shall include dividends or other distributions in respect of all Merger Shares issuable pursuant to this Agreement. No dividends or other distributions that are declared or made on West Common Stock will be paid to persons entitled to receive certificates representing West Common Stock pursuant to this Agreement until such persons surrender their Certificates representing WDI Common Stock. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of West Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time of Merger and a payment date on or prior to such time of surrender payable with respect to such whole shares of West Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of West Common Stock with a record date after the Effective Time of Merger but with a payment date subsequent to surrender.

     Section 3.4 No Fractional Shares. No certificates or scrip representing less than one share of West Common Stock shall be issued upon the surrender for exchange of Certificates representing West Common Stock pursuant to Article III. In lieu of any such fractional share, each holder of WDI Common Stock who would otherwise have been entitled to a fraction of a share of West Common Stock upon surrender of Certificates for exchange pursuant to Article III shall be paid upon such surrender cash (without interest) in an amount equal to such fractional share, multiplied by $17.69.

     Section 3.5 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and an indemnity agreement by such Person against any claim that may be made against it with respect to such Certificate, will issue in exchange for such lost, stolen or destroyed Certificate the shares of West Common Stock, and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 3.3 upon the due surrender of and deliverable in respect of the shares represented by such Certificate pursuant to this Agreement.

     Section 3.6 Closing of WDI's Transfer Books. At the Effective Time of Merger, the stock transfer books of WDI shall be closed and no transfer of shares of WDI Common Stock shall be made thereafter. In the event that, after the Effective Time of Merger, Certificates are presented to the surviving corporation, they shall be canceled and exchanged for West Common Stock, and/or cash as provided in this Article III.

     Section 3.7 Options. At the Effective Time of Merger, West shall cause each holder of a then-outstanding and unexercised option (the "WDI Options") exercisable for shares of WDI Common Stock to receive, by virtue of the Merger and without any action on the part of the holder thereof, options exercisable for shares of West Common Stock having the same terms and conditions as the WDI Options (including such terms and conditions as may be incorporated by reference into the agreements evidencing the WDI Options pursuant to the plans or arrangements pursuant to which such WDI Options were granted), except that the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio. West shall take all corporate action necessary to reserve for issuance a sufficient number of shares of West Common Stock for delivery upon the exercise of WDI Options after the Effective Time of Merger.

     Section 3.8 Closing. The closing of the transactions contemplated by this Agreement shall take place (a) at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, at 9:00 A.M. local time on the day which is one business day after the day on which the last of the conditions set forth herein is fulfilled or waived or (b) at such other time and place as West shall determine.

                                  ARTICLE IV.

             REPRESENTATIONS AND WARRANTIES OF THE WDI STOCKHOLDERS
             ------------------------------------------------------

     Each WDI Stockholder severally and not jointly represents and warrants to West, WDI and New West as follows:

     Section 4.1 Accredited Investor. The WDI Stockholder has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of his or her investment in the Merger Shares as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. The WDI Stockholder is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended the ("Securities Act").

     Section 4.2 Private Placement. (a) The WDI Stockholder is acquiring the Merger Shares for his or her own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Merger Shares within the meaning of the Securities Act.

     (b) The WDI Stockholder acknowledges that the Merger Shares have not been registered under the Securities Act, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the WDI Stockholder's representations contained herein.

     (c) The WDI Stockholder has been furnished access to such information and documents as he or she has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of West and WDI concerning the terms and conditions of this Agreement and the acquisition of the Merger Shares contemplated hereby.

     (d) The WDI Stockholder understands and acknowledges that he or she must bear the economic risk of this investment in the Merger Shares unless and until the Merger Shares are registered pursuant to the Securities Act and qualified under applicable state securities laws or the WDI Stockholder obtains an opinion of counsel in form and substance reasonably satisfactory to West and its counsel, that such registration and qualification is not required. The WDI Stockholder acknowledges and understands that West is under no obligation to register the Merger Shares. The WDI Stockholder further understands and acknowledges that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow the WDI Stockholder to sell or otherwise transfer any or all the Merger Shares, in the amounts, or at the times the WDI Stockholder might propose.

     (e) The Investor is aware of the adoption of Rule 144 by the SEC under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions, including (without limitation) the availability of certain current public information about the issuer, the resale occurring only after the holding period required by Rule 144 has been satisfied, the sale occurring through an unsolicited "broker's transaction," and the amount of securities being sold during any three-month period not exceeding specified limitations.

     (f) The WDI Stockholder will not transfer the Merger Shares in violation of the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder, including Rule 144 under the Securities Act. The WDI Stockholder agrees that it will not dispose of the Merger Shares unless and until it has complied with all requirements of the Restricted Stock Agreement applicable to the disposition of Merger Shares and it has provided West with written assurances, in substance and form satisfactory to West, that the proposed disposition does not require registration of the Merger Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken.

                                   ARTICLE V.

                                   Conditions
                                   ----------

     The respective obligation of each of West, WDI and New West to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

     Section 5.1 No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any federal, state or foreign governmental or public body, court, tribunal, agency or other authority (each, a "Governmental Entity") which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time of the Merger.

     Section 5.2 Governmental Approvals. All consents , waivers, authorizations and approvals of any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date, except as may be waived by West, WDI and New West.

     Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date, except as may be waived by West, WDI and New West.

     Section 5.4 Restricted Stock Agreements. Each of the WDI Stockholders shall have executed and delivered to West a restricted stock agreement with respect to the Merger Shares received by him or her in the Merger in substantially the form attached hereto as Exhibit A (the "Restricted Stock Agreement").

                                  ARTICLE VI.

                              Additional Agreements
                              ---------------------

     Section 6.1 Availability of the Agreement. New West shall maintain a copy of this Agreement at its executive offices located at:

     c/o West Corporation
     11808 Miracle Hills Drive
     Omaha, Nebraska 68164
     Attn:  General Counsel

     Upon the request of a stockholder of any of the parties hereto, a copy of this Agreement shall be provided to such stockholder without cost thereto.

     Section 6.2 Securities Law Restrictions. Regardless of whether the offering and sale of Merger Shares under this Agreement have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, West at its discretion may impose restrictions upon the sale, pledge or other transfer of the Merger Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the reasonable judgment of West, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any relevant state or any other applicable law.

     Section 6.3 Rights of West. West shall not be required to (a) transfer on its books any Merger Shares that have been transferred in contravention of this Agreement or the Restricted Stock Agreement or (b) treat as the owner of Merger Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Merger Shares have been transferred in contravention of this Agreement or the Restricted Stock Agreement.

     Section 6.4 Legend. All certificates evidencing Merger Shares shall bear the following legend:

     "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO WEST CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

                                  ARTICLE VII.

                                     General
                                     -------

     Section 7.1 Termination and Abandonment. At any time prior to the consummation of the Merger, this Agreement may be terminated and the Merger abandoned by West and WDI. In the event of termination of this Agreement as provided for herein, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of West, WDI or New West, or their respective officers, directors, stockholders, partners, option holders or other persons under their control or direction; provided that the provisions of this
Article VII shall survive any termination of this Agreement.

     Section 7.2 Amendment. This Agreement may be amended, and the observance of any term of this Agreement may be waived, at any time prior to the Effective Time of Merger with the mutual consent of each of the parties hereto.

     Section 7.3 Headings. The headings set forth herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

     Section 7.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same agreement.

     Section 7.5 Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

     Section 7.6 Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or by facsimile. Notice shall be addressed to West, WDI and New West at West's principal executive office and to the WDI Stockholders at the addresses set forth on WDI's stockholder records.

     Section 7.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof. It supersedes any


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

other agreements, representations or understandings (whether oral or written and whether express or implied) relating to the subject matter hereof, other than the Restricted Stock Agreement.

     Section 7.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, AS SUCH LAWS ARE APPLIED TO CONTRACTS ENTERED INTO AND PERFORMED ENTIRELY IN SUCH STATE.

     Section 7.9 Successors and Assigns. Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, West, WDI, New West and their successors and assigns and be binding upon the WDI Stockholders and their legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

     Section 7.10 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by each party pursuant hereto and (c) financial statements, certificates and other information previously or hereafter furnished to each party, may be reproduced by each party by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each party may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each party in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     Section 7.11 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement, or the Restricted Stock Agreement and for any counterclaim therein.


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


     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers hereunto duly authorized, all as of the day and year first above written.

                                    WEST CORPORATION


                                    By:   /s/ Thomas B. Barker
                                          --------------------------------------
                                          Name:   Thomas B. Barker
                                          Title:  President and Chief Executive
                                                  Officer


                                    WEST DIRECT, INC.


                                    By:   /s/ Todd B. Strubbe
                                          --------------------------------------
                                          Name:   Todd B. Strubbe
                                          Title:  President and Chief Executive
                                                  Officer


                                    WDI ACQUISITION CORP.


                                    By:   /s/ Todd B. Strubbe
                                          --------------------------------------
                                          Name:   Todd B. Strubbe
                                          Title:  President and Chief Executive
                                                  Officer


                                    /s/ Thomas B. Barker
                                    --------------------------------------------
                                    Thomas B. Barker


                                    /s/ Nancee R. Berger
                                    --------------------------------------------
                                    Nancee R. Berger


                                    /s/ Rodney J. Kempkes
                                    --------------------------------------------
                                    Rodney J. Kempkes


                                    /s/ Todd B. Strubbe
                                    --------------------------------------------
                                    Todd B. Strubbe